EXHIBIT 99.1

Press Release

Lakeland Industries Declares Cash Dividend for Second Quarter 2025

HUNTSVILLE, AL / ACCESSWIRE / May 1, 2024 / Lakeland Industries, Inc. (NASDAQ: LAKE) (the "Company" or "Lakeland"), a leading global manufacturer of protective clothing for industry, healthcare and first responders on the federal, state, and local levels, today announced that its Board of Directors declared a cash dividend for its fiscal second quarter of 2025 of $0.03 per share. The dividend will be paid on May 22, 2024, to stockholders of record as of May 15, 2024.

About Lakeland Industries, Inc.

We manufacture and sell a comprehensive line of industrial protective clothing and accessories for the industrial and public protective clothing market.  Our products are sold globally by our in-house sales teams, our customer service group, and authorized independent sales representatives to a network of over 2,000 global safety and industrial supply distributors.  Our authorized distributors supply end users, such as integrated oil, chemical/petrochemical, automobile, transportation, steel, glass, construction, smelting, cleanroom, janitorial, pharmaceutical, and high technology electronics manufacturers, as well as scientific, medical laboratories and the utilities industry.  In addition, we supply federal, state and local governmental agencies and departments, such as fire and law enforcement, airport crash rescue units, the Department of Defense, the Department of Homeland Security and the Centers for Disease Control.  Internationally, we sell to a mixture of end users directly and to industrial distributors, depending on the particular country and market.  In addition to the United States, sales are made into more than 50 foreign countries, the majority of which were into China, the European Economic Community ("EEC"), Canada, Chile, Argentina, Russia, Kazakhstan, Colombia, Mexico, Ecuador, India, Uruguay, Middle East and Southeast Asia.

For more information concerning Lakeland, please visit the Company online at www.lakeland.com.

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Contacts:

Lakeland Industries, Inc.

256-600-1390

Roger Shannon

rdshannon@lakeland.com

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

This press release contains "forward-looking statements" as that phrase is defined in the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, which address Lakeland's expectations of sources or uses for capital or which express the Company's expectation for the future with respect to financial performance or operating strategies, including statements regarding payment of a quarterly dividend, can be identified as forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and Forms 8-K, registration statements, quarterly and annual reports and other reports and filings filed with the Securities and Exchange Commission or made by management. As a result, there can be no assurance that Lakeland's future results will not be materially different from those described herein as "believed," "projected," "planned," "intended," "anticipated," "can," "estimated" or "expected," or other words which reflect the current view of the Company with respect to future events. We caution readers that these forward-looking statements speak only as of the date hereof. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which such statement is based, except as may be required by law.

Source: Lakeland Industries, Inc.

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